CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.17

LICENSE AGREEMENT

THIS AGREEMENT is made effective this 13th day of August, 2001, by and between Cambridge Display Technology Limited (company number 2672530), whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 OHJ (hereinafter referred to as “LICENSOR”) and Sumitomo Chemical Co., Ltd., a Japanese corporation, having a place of business at 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260 Japan (hereinafter referred to as “LICENSEE”), who agree as follows:

Section 1.0 Recitals

LICENSOR has the right to grant licenses under certain patents and know-how relating to the manufacture and composition of the LEP Polymer (hereinafter defined).

LICENSOR is prepared to grant non-exclusive licenses under such patents and know-how on reasonable terms and conditions to financially sound and commercially responsible applicants.

LICENSEE has expertise in the invention and manufacture of the LEP Polymer and intends to manufacture the Licensed Product (hereinafter defined).

LICENSEE is desirous of acquiring and LICENSOR is willing to grant, subject to certain terms and conditions, a non-exclusive license to manufacture, have manufactured, use or sell (under certain conditions) the Licensed Product.

Section 2.0 Definitions

2.1	“Affiliate” shall mean any corporation, company or other entity fifty percent (50%) or more of which is owned by or controlled by or under common control with either party hereto, but such corporation, company or other entity shall be deemed to be an Affiliate only as long as such affiliation exists

2.2	“Confidential Information” shall mean any and all information disclosed by either party hereto to the other party hereto during the Technical Assistance. The Confidential Information includes the Know-how but does not include the information which

(i)	was known to the party receiving such information prior to its receipt from the party disclosing such information;

(ii)	becomes known to the party receiving such information from a third party who did not acquire such information either directly or indirectly from the party disclosing such information;

(iii)	is or becomes a matter of public knowledge other than by breach of this Agreement by the party receiving such information, and

(iv)	either party hereto has agreed to permit the other party hereto to disclose to third parties

2.3	“Corresponding Patents” shall mean all family members of a certain patent, including:

(i)	counterpart foreign patents/utility models corresponding to said certain patent,

(ii)	counterpart foreign applications for such foreign patents/utility models,

(iii)	continuations, continuations-in-part, divisionals, extensions, revivals, renewals or reissues of, or substitutes for, said certain patent, any of said counterpart foreign patents/utility models, or any of said counterpart foreign patents/utility models applications, and

(iv)	all patents/utility models or patent/utility models applications which claim the priority of said certain patent, any of said counterpart foreign patents/utility models, or any of said patents/utility models applications

2.4	“Device Claim” shall mean a claim corresponding to the Device IP

2.5	“Device IP shall mean any intellectual property relating to a display device utilizing the LEP Polymer and applications of the LEP Polymer

2.6	“Device Patents” shall mean the patents WO90/13148, WO99/48160 and WO94/15441 and their Corresponding Patents

2.7	“Device Patent Licensees” shall mean the companies which LICENSOR grants a license under the Device Patents to make and sell display devices utilizing the LEP Polymer

2.8	“CDT’s Group” shall mean LICENSOR and any other company which at the relevant time is its holding company or subsidiary, or the subsidiary of any such holding company

2.9	“Know-how” shall mean any know-how and technical information disclosed by LICENSOR to LICENSEE during the Technical Assistance

2.10	“LEP Polymer” shall mean any conjugated polymer with electro-luminescent properties

2.11	“Licensed Patents” shall mean the patents listed in Appendix A and their Corresponding Patents

2.12	“Licensed Product” shall mean (i) the LEP Polymer manufactured by LICENSEE or its Affiliate by using any of the Licensed Patents and (ii) ink or formulation which contains such LEP Polymer and is manufactured by LICENSEE or its Affiliate

2.13	“Net Selling Price” shall mean the gross invoice price billed by LICENSEE or its Affiliate to its customers in the sale of the Licensed Product after deduction of:

(i)	duties, sales taxes, consumption taxes and other governmental charges actually incurred and paid by LICENSEE in connection with sales and delivery of such Licensed Product, if included in such gross invoice price,

(ii)	cost of packaging, transportation charges and insurance, if included in such gross invoice price,

(iii)	credits or allowances given or made on account of the settlement of complaints, rejection of the Licensed Product, return of the Licensed Product or retroactive price reductions, if included in such gross invoice price, and

(iv)	trade, cash, or quantity discounts allowed and taken, if included in such gross invoice price

2.14	“Polyfluorenes” shall mean polymers comprising optionally substituted 2,7-linked fluorene repeat units

2.15	“Polymer Claim” shall mean a claim corresponding to the Polymer IP

2.16	“Polymer IP shall mean any intellectual property relating to the LEP Polymer, composition comprising the LEP Polymer, methods of making the LEP Polymer or such composition and methods of improving properties of the LEP Polymer or such composition

2.17	“Technical Assistance” shall mean LICENSOR’s technical assistance stipulated in Section 10 hereof

Section 3.0 Non-Exclusive Licence Grant

3.1 LICENSOR hereby grants to LICENSEE a world-wide, irrevocable, non-exclusive license, with a right to sublicense to LICENSEE’s Affiliate, including a joint venture at least 50% owned by LICENSEE, under the Licensed Patents and the Know-how, to manufacture, have manufactured, use and sell the Licensed Product, provided that LICENSEE sells the Licensed Product only to the Device Patent Licensees. LICENSOR shall provide LICENSEE with a list of the Device Patent Licensees on signing of this agreement and inform LICENSEE promptly of any new Device Patent Licensee. Nothing in this Agreement shall be construed as granting to LICENSEE any right under any patents, patent applications, trademarks, trademark applications or know-how owned by LICENSOR or its Affiliates, except as specifically set forth herein.

3.2 LICENSEE acknowledges that LICENSOR will soon assign its patent WO 00/55927 to Dow Chemical Company, a corporation having its principal executive office at 2030 Dow Centre, Midland, Michigan 48674, U.S.A., and that LICENSOR is not initially able to grant LICENSEE a license with respect to that patent. LICENSEE acknowledges that, if LICENSEE wishes to be granted a license under such patent and its Corresponding Patents, LICENSEE shall approach Dow Chemical for such license. In the event LICENSEE does not reach an agreement with Dow Chemical for such license, LICENSEE shall provide written notice of such failure to enter into such license and LICENSOR shall grant to Licensee the same license granted hereunder with respect to such patent and its Corresponding Patents without alteration to the terms and conditions of this Agreement, provided, however, that LICENSOR will not grant to LICENSEE any license, under such patent and its Corresponding Patents, to manufacture, use and sell the Polyfluorene.

3.3 In the event LICENSEE decides to form a joint venture with a company that already has a license from LICENSOR under LICENSOR’s patents with respect to the LEP Polymer (“Other Licensee”), LICENSOR, LICENSEE and such company shall meet to negotiate in good faith a new agreement.

Section 4.0 Limitation on Licence Grant

Notwithstanding Section 3.0, the license granted to LICENSEE hereunder except the patent WO 92/03490 and its Corresponding Patents specifically excludes any license, under the Licensed Patents, to manufacture, use and sell the Polyfluorenes.

Section 5.0 Release

LICENSOR acknowledges that LICENSEE will not infringe the Device Patents by manufacturing, having manufactured, using or selling the LEP Polymer or ink containing the LEP Polymer, provided that LICENSEE sells the Licensed Product only to the Device Patent Licensees. Notwithstanding the above, the sale of the Licensed Product to any potential customers for use in research and for the making of research/development devices or demonstrators shall not be deemed as any infringement of the Device Patents.

Section 6.0 Royalties and Other Payments

6.1 In consideration of the patent license, the Know-how and the Technical Assistance granted hereunder by LICENSOR to LICENSEE, LICENSEE agrees to pay to LICENSOR, within thirty (30) days of the execution of this Agreement, the sum of [**] and shall pay all local fees, taxes, duties or other charges of any kind and shall not deduct them from the royalties due unless such deductions may be offset against LICENSOR’s own tax liabilities. This sum is not refundable and is not creditable toward royalties set forth in Section 6.2.

6.2 LICENSEE shall pay LICENSOR a royalty for the Licensed Product sold by LICENSEE according to the following method:

[**] LICENSEE shall notify in writing LICENSOR of the date of commercial sale without delay.

6.3 Notwithstanding the above, [**]

The cost of purchasing monomers from a third party may be included in the Non Depreciation Cost. If the manufacturing of the Licensed Products is consigned to a third party or LICENSEE’s Affiliate, then all profit elements gained by such third party or such Affiliate must be removed from the calculation of Non Depreciation Cost. If such third party or such Affiliate does not disclose to LICENSEE the Non Depreciation Cost, LICENSOR and LICENSEE shall meet to determine fair Non Depreciation Cost.

6.4 In the event LICENSEE grants a license to LICENSEE’s Affiliate, which is not a joint venture with the Other Licensee, under a sublicense right granted hereunder, LICENSEE shall execute a sublicense agreement binding such Affiliate with proper contractual obligation of the same payment as stipulated in Section 6.2 and 6.3 hereof, provided that LICENSEE is responsible for such payment in case of any failure of such payment by such Affiliate.

6.5 It is understood by the parties hereto that any samples, irrespective of whether such samples are charged or not, shall be excluded from the calculation of the running royalty payment stipulated above, provided that the total sum of the gross invoice price billed by LICENSEE in the sale of such samples for any month shall not exceed [**].

Section 7.0 New Device Patent Licensees

7.1 Upon a written recommendation to LICENSOR by LICENSEE, LICENSOR shall enter into a negotiation with a device maker recommended by LICENSEE to grant a license to manufacture, use and sell display devices using the LEP Polymer under the Device Patents.

Notwithstanding this undertaking LICENSOR reserves the right to the final say as to whether such licence is granted.

7.2 It is understood by the parties hereto that:

As of the effective date of this Agreement, LICENSOR has a policy to enter into good faith licensing negotiations with regard to the license stipulated in Section 7.1 with a party whose operation is based only in North America, Europe or Japan, without reservation. In all other cases LICENSOR reserves the right to deny a license under circumstances where the security of LICENSOR’s intellectual property can reasonably be determined to be at potential risk. LICENSOR will promptly inform LICENSEE of any change to this policy.

Section 8.0 Confidential Information

8.1 Either party hereto acknowledges that all Confidential Information accumulated by the other party hereto is extremely valuable to the party disclosing such Confidential Information (“Disclosing Party”) and that the disclosure of such Confidential Information by the party receiving such Confidential Information (“Receiving Party”) to any unauthorized third party may cause the Disclosing Party irreparable harm. Accordingly, LICENSEE shall use all Confidential Information obtained from LICENSOR for the sole purpose of manufacturing, using, developing and selling Licensed Product under this Agreement. For a period of five (5) years from the date of disclosure, the Receiving Party shall not divulge the Confidential Information or any portion thereof to an unauthorized third party, nor shall the Receiving Party use the Confidential Information or any portion thereof except as licensed. If and when the Receiving Party needs to disclose part of the Confidential Information to the government authorities, no disclosure shall be made without the Receiving Party first giving the Disclosing Party reasonable notice prior to the intended disclosure of such Confidential Information so as to allow the Disclosing Party an opportunity to object to such disclosure and obtain an appropriate protective order or other safeguard.

8.2 LICENSEE shall limit the internal dissemination of the Confidential Information to only regular employees, directors and officers of LICENSEE whose access to such Confidential Information is necessary for the proper discharge of their functions and responsibilities. LICENSEE further agrees to take any and all appropriate safeguards so as to protect the secret and proprietary nature of the Confidential Information and to prevent any unauthorized use or reproduction thereof.

Section 9.0 Records and Reports

9.1 LICENSEE shall pay royalties and other sums of money due hereunder in United States dollars. All royalties for an accounting period computed on invoiced amounts in currencies other than United States dollars shall be converted directly into United States dollars without intermediate conversions to another currency at the Telegraphic Transfer Selling (TTS) rate quoted from the publication by Bank of Tokyo Mitsubishi on the last business day of such accounting period. LICENSEE shall provide written confirmation of the quoted TTS rate directly to LICENSOR with the royalty report.

9.2 An accounting period shall end on the last day of each March, June, September and December during the term of this Agreement. The first accounting period under this Agreement shall be for a period commencing as of the effective date of this Agreement. Within thirty (30) days after the end of such period, LICENSEE shall furnish to LICENSOR a written report containing the information, with respect to the Licensed Product sold by LICENSEE during the preceding quarter, the quantities of such Licensed Product, and the amount of royalties currently due under this Agreement and the calculation of such royalties due along with the payment of such royalties currently due. Notwithstanding anything to the contrary herein, there shall be no accounting for any scrap Licensed Product.

9.3 In the event that the government of a country imposes any income taxes on payments hereunder by LICENSEE to LICENSOR and requires LICENSEE to withhold such tax from such payments, LICENSEE may deduct such tax from such payments, provided LICENSEE furnishes LICENSOR with a tax certificate or other documentation issued by appropriate tax authorities evidencing payment of such income tax.

9.4 LICENSEES’s reports shall be certified by an officer of LICENSEE or by a designee of such officer to be correct to the best of LICENSEE’S knowledge and information.

9.5 LICENSEE shall keep separate reports, books and records in sufficient detail to permit the determination of royalties payable under this Agreement. At the request of LICENSOR, LICENSEE will permit an auditor to inspect said books and records to verify that the amount of royalties paid to LICENSOR has been correctly reported. Such inspection and examination shall be made during normal business hours of LICENSEE’s principal office upon reasonable notice and not more often than once per calendar year.

9.6 The fees and expenses of an inspection under Section 9.5 shall be borne by LICENSOR. However, if an error in royalties of more than two percent (2.0%) of the total royalties due is discovered for any year examined, then the total fees and expenses of these representatives shall be borne by LICENSEE.

LICENSEE shall be liable for interest at a rate of one and one-half percent (1.5%) per month compounded monthly on any overdue royalty payment, commencing on the date such royalty or other payment becomes due. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim for such is being affected, the interest rate shall be reduced to such maximum legal rate.

Section 10.0 Technical Assistance

10.1 LICENSOR shall assist LICENSEE in LICENSEES’s development of red, green, blue and white LEP Polymer by providing assistance in device architecture and design and fabrication process to optimise the electroluminescent performance of LICENSEES’s LEP Polymer in a range of applications. This assistance shall include, but not be limited to, the testing of devices using such LEP Polymer, assistance in preparing an optimum solution formulation for such LEP Polymer and providing LICENSEE with data for sales and marketing purposes. For the avoidance of doubt, LICENSOR shall not be committed to making recommendations on changes in chemistry of the Licensed Product.

10.2 LICENSEE shall bear all the expenses relating to making samples of the LEP Polymer at LICENSEE’s laboratories located in Japan and delivering such samples to LICENSOR. LICENSOR shall bear all the expenses relating to the Technical Assistance.

10.3 Any travelling expenses, including accommodation expenses, incurred due to the visit of either party hereto to the office or laboratory of the other party hereto shall be borne by such visiting party, provided, however, that, if such visit is made upon either party’s request, such inviting party shall bear such travelling expenses. Neither party hereto shall demand to the other party hereto absence fee in connection with such visit.

Section 11.0 Assignability

11.1 Neither party hereto shall assign any of its rights and privileges hereunder, either in part or in whole, without prior written consent of the other party hereto subject to Section 11.2 and 11.3.

11.2 LICENSOR shall be entitled to perform any of the obligations undertaken by it and to exercise any rights granted to it under this Agreement through any member of CDT’s Group, provided that any act or omission of CDT’s Group shall for all the purposes of this Agreement be deemed to be the act or omission of LICENSOR.

11.3 Either party may transfer both the benefit and burden of this Agreement by way of a novation to any purchaser or other successor in title (whether by way of an initial public offering, sale, reorganisation, amalgamation or otherwise ) of all or substantially all of its business.

Section 12.0 Duration of the Agreement

12.1 Unless sooner terminated, this Agreement shall continue in force and effect for a period of ten (10) years or until the expiration of the last to expire of the Licensed Patents that LICENSEE is using for the purpose of manufacturing, using or selling the Licensed Products at the end of said ten year period, whichever is the last to occur.

12.2 After the expiration of this Agreement, LICENSEE may be free to use all the Licensed Patents and the Know-how in connection with the use, sale and manufacture of the Licensed Product without any further payments to LICENSOR.

Section 13.0 Termination

LICENSOR shall have the right to terminate this Agreement in the event:

LICENSEE fails to make any payment when due under this Agreement and such payment is not made within sixty (60) days of written notice from LICENSOR; or

LICENSEE defaults under any material term of this Agreement, other than a default involving the payment of money, which default is not cured within sixty (60) days of written notice from LICENSOR; or

LICENSEE becomes insolvent or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; or

LICENSEE files a petition under any foreign or U.S. bankruptcy law.

In the event this Agreement or the license granted hereunder is terminated pursuant to this Agreement or assigned pursuant to this Agreement, the corresponding licenses extended to any Affiliates of LICENSEE shall likewise terminate.

Section 14.0 Intellectual Property developed during the Technical Assistance

14.1 Any intellectual property developed jointly by the parties hereto during the Technical Assistance by LICENSOR to LICENSEE shall be owned as follows:

(i)	All Device IP shall be owned solely by LICENSOR.

(ii)	All Polymer IP shall be owned solely by LICENSEE.

(iii)	Notwithstanding Section 14.1 (i) and (ii) in the event a patent is filed by LICENSEE listing both (a) the Polymer Claims and (b) the Device Claims that are subordinate to such Polymer Claims, the Device IP corresponding to such Device Claims shall be owned by LICENSEE.

If the applications of such Device IP are limited to a specific LEP Polymer, LICENSEE will enter into negotiation with device makers upon LICENSOR’s request for a licence under such Device Claims of such patent.

If the applications of such Device IP are not limited to a specific LEP Polymer, LICENSOR will be granted a free licence to manufacture; use and sell display devices using the LEP Polymer, with sub licensing rights, under such Device Claims of such patent.

14.2 Any intellectual property developed independently by either party shall be owned by the inventing party.

Section 15.0 Payments, Notices and Other Communications

Any notice or other communication pursuant to this Agreement shall be made by Federal Express or a like express carrier. Such notice or communication shall be mailed to:

In the case of LICENSOR:

Richard Bennett

CDT Ltd.

Greenwich House

Madingley Rise

Madingley Road

Cambridge CB3 OHJ

LICENSOR

In the case of LICENSEE:

Kiyohiko Nakae

Corporate Planning & Coordination Office

Sumitomo Chemical Co., Ltd.

27-1, Shinkawa 2-chome, Chuo-ku

Tokyo 104-8260, Japan

15.2 LICENSEE’s royalty reports as described in Section 9.0 of this Agreement, shall be mailed via Federal Express or a like express carrier to:

The Chief Financial Officer

CDT Ltd.

15.3 All payments set forth in Section 6.0 of this Agreement shall be paid via bank wire transfer to:

Lloyds-TSB

3 Sidney Street

Cambridge

CB2 3hQ

Account name: CDT Ltd

Account Number: 11302809

Sort Code: 30-91-56

Or by check to LICENSOR and mailed via Federal Express or a like express carrier directly to:

LICENSOR

Section 16.0 Applicable Law

This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the laws of England, and LICENSEE consents to jurisdiction of the English courts.

Section 17.0 Arbitration

If it should not be possible to resolve a disagreement or dispute under, out of, or in connection with or in relation to this Agreement through good faith negotiations among the parties hereto, the matter shall be submitted to a panel of three arbitrators in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Arbitration shall take place in Tokyo, Japan, if requested by LICENSOR, and in London, United Kingdom, if requested by LICENSEE. Any award rendered by arbitration pursuant to this Section 17 shall be final and binding upon the parties hereto, and shall not be appealable, and shall be enforceable in any court of competent jurisdiction.

Section 18.0 Miscellaneous

18.1 Nothing contained in this Agreement shall be construed as:

(i)	A warranty or representation by LICENSOR as to the validity or scope of any Licensed Patent; or

(ii)	A warranty or representation that the manufacture, use, rental, lease, sale, transfer or other disposal of any Licensed Product is free from infringement of any patents or other rights of third parties; or

(iii)	A license with respect to any act which would otherwise constitute inducement of infringement or contributory infringement under any patent law.

18.2 The waiver by either party of a breach or default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege of such party.

18.3 The headings of all sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

18.4 It is the intention of both parties to make this Agreement binding only to the extent that it may be lawfully done under existing applicable law as identified in Section 16.0. If any sentence, paragraph, clause or combination of the same is in violation of any applicable law, that portion which is in violation shall be severed from this Agreement and the remainder of this Agreement shall remain binding upon the parties hereto, except that no license is granted, expressly or by implication, unless royalties are paid pursuant to Section 6.0.

18.5 Each party represents and warrants that it has the full right and power to enter into this Agreement and that there are no outstanding agreements, assignments, or encumbrances to which the representing party is bound which may restrict, or prohibit entry into, or performance under, this Agreement.

18.6 The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge any part thereof to any third party except: (i) with the prior written consent of the other party; (ii) to any governmental body having jurisdiction to request and to read the same; (iii) as otherwise may be required by law or legal process; or (iv) to legal counsel representing either party. Notwithstanding the foregoing, no disclosure of this Agreement shall be made pursuant to Section 18.6 (ii) or 18.6 (iii) without the disclosing party first giving the other party reasonable notice prior to the intended disclosure so as to allow the other party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as that other party shall deem appropriate.

18.7 The parties hereto acknowledge that this instrument sets forth the entire agreement and understanding of the parties hereto and shall supersede all previous communications, representations and understandings, either oral or written, between the parties relating to the subject matter hereof, except prior written agreements signed by both parties, and shall not be subject to any changes or modifications except by the signing of a written instrument by or on behalf of both parties.

18.8 LICENSOR makes no representations, extends no warranties of any kind, and assumes no responsibility with respect to any use, sale or other disposition of Licensed Product by LICENSEE or its customers. LICENSOR specifically disclaims any and all implied warranties including warranties of merchantability and fitness for a particular purpose.

18.9 LICENSEE will indemnify and hold LICENSOR, its subsidiaries and its and their successors and assigns, harmless against any and all claims, liabilities, actions, demands, damages, expenses, costs or other losses arising out of any use, sale or other disposition of the Licensed Product by LICENSEE or its customers, or any claim from a third party that any Licensed Product infringes any patent, copyright, trade secret, trademark or other intellectual property right. In the event a third party brings a suit or other action against LICENSEE claiming the Licensed Product infringes an intellectual property right of such third party, LICENSOR shall make its best efforts to cooperate with LICENSEE for defending LICENSEE upon LICENSEE’s request.

18.10 Section 2.0, 8.0, 12.2 and 14.0 of this Agreement shall survive the expiration or termination of this Agreement.

18.11 Neither party hereto shall be responsible for failure or delay in the performance of any of its obligations hereunder due to the Force Majeure (hereinafter defined), provided, however, that the party affected shall give the other party a written notice to that effect as soon as possible. Force Majeure shall mean riot, act of God, war, flood, invasion, earthquake, epidemics, interruption of transportation, embargo, explosion, strike, lockout or other labour troubles, or any other causes similar to the foregoing which are beyond the reasonable control of the party. During the period of the Force Majeure, this Agreement shall not be terminated but only be suspended and the party so affected shall use its best efforts to alleviate or remove the cause of Force Majeure and shall continue to perform its obligations as soon as such causes of Force Majeure are alleviated or removed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed, in the presence of a witness, in duplicate.

LICENSOR Cambridge Display Technology Limited

Name:	/s/ R.P. Bennett	Date: 13/8/01
R.P. Bennett

Title:	Materials Business Unit Director

LICENSEE Sumitomo Chemical Co., Ltd.

Name:	/s/ Masatoshi Takahashi	Date: Aug. 9, 2001
Masatoshi Takahashi

Title:	Executive Vice President

Appendix A

No.	Publication Number
1	WO92/03490
2	WO94/29883
3	GB2296815A
4	WO96/20253
5	WO98/04610
6	WO98/13408
7	WO98/32783
8	WO99/20711
9	GB2328442A
10	WO99/12989
11	GB2340304A
12	WO00/53656
13	WO00/60612
14	WO01/07502
15	WO01/19834
16	WO01/49768
17	WO01/49769

WO means international application under the Patent Cooperation Treaty.

GB means UK patent application.